Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-180540) pertaining to the Millennial Media, Inc. 2006 Equity Incentive Plan, as amended, and the Millennial Media, Inc. 2012 Equity Incentive Plan of our report dated February 20, 2013, with respect to the consolidated financial statements and schedule of Millennial Media, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Baltimore, Maryland

February 20, 2013